Exhibit 10.6

Amendment to the Letter Agreement dated August 8, 2006,

between Russell P. Fradin and Hewitt Associates, Inc. (the “Agreement”)

The Agreement is modified as follows, effective as of December 31, 2008:

1.	Paragraph 7(i) is amended in its entirety to read as follows:

“A lump sum severance amount payable 29 days following your separation from service equal to 1- 1/2 multiplied by the sum of (a) your then-prevailing Base Salary plus (b) your then-prevailing target bonus amount.”

2.	Paragraph 7(ii) is amended in its entirety to read as follows:

“Reimbursement of the portion of your COBRA healthcare continuation benefits premium for the duration of the 18-month period following such termination (“Severance Payment Period”), provided that you timely elect COBRA continuation coverage, as equals the difference between the COBRA premium amount charged other employees for the same coverage as you had elected minus the amount charged to active senior executives who had elected such coverage; provided, such reimbursement will terminate upon your becoming entitled to comparable coverage in connection with subsequent employment.

If, as of your termination of employment, the provision of the health insurance coverage described herein would either (1) violate the terms of the health insurance plan (or any other related insurance policies) or (2) violate any of the Code’s nondiscrimination requirements applicable to the health insurance coverage, then Company, shall pay you, in lieu of the health insurance coverage herein described, a lump sum cash payment 29 days following your separation from service equal to 18 times the difference between the monthly COBRA premium amount charged other employees for the same coverage as you had elected minus the monthly amount charged to active senior executives who had elected such coverage. However, if during the Severance Payment Period you become entitled to comparable coverage in connection with subsequent employment, you shall reimburse the Company the pro rata portion of the lump sum payment for the period of time for which you become so entitled to comparable coverage.”

3.	Paragraph 7(iii) is amended by the addition of the following sentence to the end thereof:

“Notwithstanding the above, if you have made an election to defer the bonus for the fiscal year in which such termination occurs, the amount due under this subparagraph shall be deferred and paid out in accordance with your deferral election.”

4.	Paragraph 7(x) is amended by the addition of the following sentence to the end of the first paragraph:

“Notwithstanding the above, if you have made an election to defer the Prior Year Bonus, the amount due under this subparagraph shall be deferred and paid out in accordance with your deferral election.”

5.	Paragraph 7(x) is amended by the addition of the following sentence to the end thereof:

“If the release required under this subparagraph (x) is not provided to the Company within 21 days following your separation from service (as such term is defined under Section 409A of the Internal Revenue Code) your rights to any amounts under this Paragraph 7, except your Accrued Obligations, shall be forfeited.”

6.	The first sentence in Paragraph 19(i) is amended in its entirety to read as follows:

Notwithstanding any provision to the contrary in this agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code (and as further defined by the Compensation and Leadership Committee of the Board), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is defined under Section 409A of the Code) or (B) the date of your death (the “Delay Period”).

HEWITT ASSOCIATES, INC.

By:

Accepted and Agreed: